EXHIBIT 10 (c)


                       CLAIMS ADMINISTRATION AGREEMENT
                     (hereinafter called the "Agreement")

                                   between

                         MILLERS GENERAL AGENCY, INC.
                   (hereinafter called the "Administrator")

                                     and

                     CLARENDON NATIONAL INSURANCE COMPANY

                      (hereinafter called the Company")

                   made as of the 15th day of August, 2001


                                   RECITALS

           A. The Company entered into a general agency agreement ("Agency Agreement") with the Administrator as General Agent ("General Agent") for the issuance and administration of insurance policies in certain states ("Policies", or individually, "Policy").

           B. The Administrator is experienced in the administration or insurance claims and is duly qualified to administer and adjust claims arising under the Policies

           C. The Company would like the Administrator to administer and adjust such claims, and the Administrator is willing to do so on behalf of the Company in accordance with the terms of this Agreement.


           IN CONSIDERATION OF THE MUTUAL PROMISES EXCHANGED). the parties agree as follows:


                                  ARTICLE I

                   AUTHORITY AND SERVICES OF ADMINISTRATOR

      1.1 Authority. The Administrator shall administer and adjust all claims arising under the Policies (including claims under Policies written for the Company's participation in mandatory underwriting facilities, including but not limited to, joint underwriting associations or assigned risk pools) in accordance with the terms and conditions of the Policies and as authorized by the Company pursuant to this Agreement. All claims services to be provided by the Administrator under this Agreement shall conform to the written standards or guidelines of the Administrator ("Claim Standards"). The Administrator shall be solely responsible for assuring that the Claim Standards comply with all governmental statutes, rules, or regulations of any applicable jurisdiction. Upon signing this Agreement, the Administrator shall provide to the Company a copy of its then in effect Claims Standards, and Administrator shall provide to the Company any updates, modifications, or amendments thereof no less than annually throughout the terms of this Agreement. The Administrator shall perform its obligations in conformity with any reasonable standards, instructions, practices or procedures which the Company may. from time to time, provide to the Administrator, which standards, instructions, practices and procedures shall, when provided to the Administrator, become part of the Claim Standards. The Claims Standards shall also include the applicable limitations and exclusions set forth in the Company's reinsurance agreements ("Reinsurance Agreements"), a current schedule of which is attached hereto, covering business produced under the Agency Agreement and the Policies. The Company agrees to, where applicable, provide the relevant sections of the Reinsurance Agreements to the Administrator, either directly or through a reinsurance intermediary or other representative. Once the Administrator receives copies of the Reinsurance Agreements, the limitations and exclusions set forth in the Reinsurance Agreements will become part of the Claims Standards, and the Administrator will be bound by such imitations and exclusions. Notwithstanding the foregoing, the Company has and will retain the final authority over decisions and policies regarding claims administration, including without limitation, the payment or non-payment of claims.

      1.2 Services. The Administrator shall perform the following services in compliance with applicable law and the Claims Standards, subject to periodic review and audit thereof by the Company throughout the term of this
 Agreement:

           (a) Record, examine and promptly report each claim to the Company on a monthly basis, as well as any reserve established therefor by the Administrator.

           (b) Maintain a claim file for each reported claim containing, among other things a copy of the declarations page of the relevant Policy (which shall clearly identify the Policy and the insured) and an activity log.

           (c) Perform reasonable and necessary administrative and clerical work in connection with reported claims, including without limitation, the following:

                (i) Investigate all reported claims to the extent the Administrator deems necessary.

                (ii) Determine and evaluate any coverage issues in connection with the claims and refer same to the Company or counsel with recommendations.

                (iii) Determine proper workers' compensation benefits due, if any, on compensable claims.

                (iv) Establish appropriate reserves for all claims, subject however, to the right of the Company to adjust the amounts of such reserves based upon the Claims Standards.

                (v) Deny coverage with respect to those claims which the Administrator determines should be denied based upon factors established by the Claims Standards, in writing, as a basis for denying coverage.

                (vi) Adjust, settle and bring to a conclusion those claims which the Administrator determines the Company is legally obligated to pay in accordance with applicable law, the terms of the Policies, and the Claims Standards.

                (vii) Adjust claims only through adjusters who are currently licensed as public adjusters, independent adjusters, or company employee adjusters and appointed by the Administrator provided, however, that the Administrator shall not subcontract any of its obligations hereunder (other than hiring local adjusters to investigate specific claims) without first obtaining the Company's written consent and approval of the terms of the proposed subcontract. The Administrator shall promptly furnish the Company with such information as the Company may request in order to evaluate the prospective subcontractor. Any subcontractor must be currently licensed as a public or independent adjuster.

                (viii) Prepare necessary information for any salvage, subrogation or contribution action which in the Administrator's judgment may inure to the benefit of the Company.

                (ix) Appoint independent counsel from a list approved by the Company and, at the Company's direction, coordinate a proper defense with such counsel.

                (x) Prepare checks, vouchers, compromise agreements, releases and other documents necessary or desirable to close out claims.

                (xi) Continuously review outstanding claim reserves and recommend to the Company any changes to such reserves deemed necessary by the Administrator; and provide the Company with written monthly reports showing all outstanding claims then being administered by the Administrator, the activity being performed with regard to the claims, and any changes to outstanding reserves as of the date of the report, all as more specifically provided in Section 1.3 of this Agreement.

                (xii) Record and report promptly to the Company each loss and Legal Loss Adjustment Expense (as defined herein) paid, utilizing mutually agreed upon claim disbursement, checking and coding procedures.

           (d) Periodically review the claims handling procedure with the Company to identify any problems and to arrive at mutually agreeable corrective action.

           (e) Where applicable and required, prepare and forward the Company's federal and state 1099 filings and prepare and distribute 1099 Forms to all applicable payees.

           (f) Report suspected fraud as required by any applicable statute or regulation in the state(s) where the Policies are issued.

           (g) Pursue the Company's salvage, subrogation and contribution rights relating to any losses sustained under the Policies, and promptly report to the Company and account for any salvage, subrogation and contribution collections. If a Policy contains deductible or similar provisions (such as a self-insured retention provision) requiring the holder of the Policy (''Policyholder") to reimburse the Company for the payment of loss and/or loss adjustment expenses (collectively, "deductible reimbursement" the Administrator shall be responsible for billing and collecting the deductible reimbursement from the Policyholder or drawing upon any security deposited by the Policyholder to satisfy the Policyholder's obligation to pay the deductible reimbursement. Within ten
 (I0) days after a payment giving rise to a deductible reimbursement is made, the Administrator shall send an invoice to the Policyholder for the amount of the deductible reimbursement. If the deductible reimbursement is not collected within thirty (30) days after the invoice is sent, the Administrator shall send a second invoice to the Policyholder and, if such second invoice is not paid, shall, in its capacity as General Agent and in accordance with Section 1.5 (j) of the Agency Agreement, and to the extent lawful, cancel the Policy for non-payment of the deductible reimbursement.

           (h) Promptly notify and consult with the Company with respect to the following:

                (i) Any loss or claim resulting in a lawsuit being instituted against the Administrator or the Company.

                (ii) Any serious complaint (in the judgment of the Administrator) being filed with, or any inquiry regarding such complaint from, any insurance department or other regulatory authority relating to any loss or claim which might result in regulatory action being taken against the Company or the Administrator. In such case (1) the Administrator shall immediately forward to the Company a copy of any written communication received from the regulatory authority, and (2) if a response affecting the Company or the Administrator is required, the Administrator shall, within five (5) business days after the receipt of the complaint or receipt of thc inquiry, draft a response and submit it to the Company for approval before submitting it to the regulatory authority. The Administrator may respond directly to other complaints or inquiries arising in the normal course of business.

                (iii) Any loss or claim in respect of which the Administrator makes a recommendation or determination to deny coverage for reasons not established by the Claims Standards, as well as any coverage dispute.

                (iv) Any claim which the Administrator anticipates will result in a loss payment (1) in excess of $10,000, or (2) in an amount established by an insurance department having jurisdiction.

                (v) Any claim (1) which is open for more than six (6) months, or (2) which involves extra-contractual allegations, or (3) which involves a minor, or (4) which involves permanent disability or disability for a period of nine (9) months or more, or (5) which involves loss of life or limb, amputation, spinal cord or brain injury, loss of eyesight or hearing, poisoning, extensive burns, or multiple fractures.

                (vi) Any suspected or alleged fraud, or any allegation of "bad faith" in claims handling against the Administrator or the Company.

                (vii) In any of the foregoing cases, the Administrator shall forward a copy of the complete claim file to the Company at the Company's request.

           (i) Maintain in good standing all licenses, permits and authorizations necessary or appropriate for the Administrator (and any adjuster, investigator or appraiser employed by the Administrator) to perform services under this Agreement in compliance with all applicable laws, rules and regulations; and the Administrator shall use only public independent adjusters, investigators or appraisers who are duly licensed in the states where their services are performed.

           (j) Neither the Administrator nor anyone appointed by it shall have any right or authority (I) to alter, modify, or terminate any Policy, except in its capacity as General Agent and in accordance with the provisions of the General Agency Agreement or of subparagraph (g) of this
 Section 1.2, (2) to waive any Policy provision, or (3) to commit the Company to any claim settlement with any of the Company's reinsurers, without the prior written consent of the Company.

           (k) The Administrator is responsible for ensuring that Policies are administered according to customary and usual customer service and policy administration standards. The Administrator shall promptly respond to inquiries, correspondence and communications, whether written, telephonic or electronic. The Administrator shall ensure that it has sufficient staffing or independent contractors to perform all its functions and obligations hereunder, and to assist in servicing the business and Policies, as required by this Agreement.

      1.3  Claims Reports and Files.

           (a) The Administrator, at its sole cost, shall provide claims reports ("Claims Reports") to the Company, whether on hard copy, disks or tapes or electronically, within seven (7) days after the end of each calendar month unless otherwise set forth herein. The Claims Reports shall include the following:

                (i) Information and statistical data (1) required by the Insurance Services Office ("ISO"), (2) necessary for the Company to prepare any reports required by the National Association of Insurance Commissioners or the National Council of Compensation insurers (including unit statistical reports and data calls relating to any workers' compensation Policies), and
 (3) necessary for any other purpose the Company may reasonably request same, including without limitation: (A) to monitor and evaluate the business written under the Agency Agreement; (B) to comply with any reporting requirements under any applicable reinsurance agreements; and (C) to comply with any current or future state or rating agency reporting requirements. All information required by the Company to evaluate the business, to comply with reinsurance reporting requirements or to comply with state or rating agency reporting requirements shall be deemed to have been reasonably requested. The Administrator shall furnish all such reports to the Company at least fifteen (15) days prior to applicable filing deadlines, notwithstanding any contrary time provisions in this Agreement.

                (ii) Loss runs showing paid claims on a monthly, year-to-date, and inception-to-date basis, the date when each claim was first reported to the Administrator and outstanding reserves remaining at the end of each month, by state, and categorized as indemnity, medical payment, or loss adjustment expense, and any other information required for the Company's annual financial statement or by state regulatory agencies.
 Loss adjustment expenses shall be further categorized as allocated loss adjustment expenses ("ALAE") or unallocated loss adjustment expenses ("ULAE") based on the revised NAIC definitions of ALAE and ULAE to be used for reporting purposes effective January 1, 1998. ALAE are comprised of defense, litigation and medical cost containment expenses, whether internal or external. ALAF include (but are not limited to) the following expenses:
 (i) surveillance; (ii) fixed amounts for medical cost containment; (iii) litigation management; (iv) loss adjustment expenses for participation in voluntary and involuntary market pools if reported by accident year;
 (v) fees or salaries for appraisers private investigators, hearing representatives, reinspectors and fraud investigators, if working in defense of a claim, and fee or salaries for rehabilitation nurses, if such cost is not included in losses; (vi) attorney fees incurred by reason of a duty to defend, even when other coverage does not exist; and (vii) the cost of engaging experts. ULAE are comprised of those loss adjustment expenses other than ALAE as defined above. ULAE include (but are not limited to) the following expenses: (i) fees of adjusters and settling agents; (ii) loss adjustment expenses for participation in voluntary and involuntary market pools if reported by calendar year: (iii) attorney fees incurred in the determination of coverage, including litigation between the insurer and the policyholder; and (iv) fees or salaries for appraisers, private investigators, hearing representatives, reinspectors and fraud investigators, if working in the capacity of an adjuster.

                (iii) The number (count) of open claims, new claims, claims closed with payment and claims closed without payment, each count being shown:

                     monthly and year-to-date
                            and
                     by line of business and by state.

                (iv) Claims Register (as later defined}

                (v) Check Register (as later defined), including outstanding check register.

                (vi) Reserve transaction journal setting forth all reserve changes per claim per line for the applicable reporting period.

                (vii) Large loss listing (as determined by the Company), including cumulative paid and outstanding reserves monthly.

                (viii) Aggregate loss runs (on a paid and incurred basis) by Policy.

           (b) The Administrator shall deliver to the Company copies of the Administrator's computer data base ("Computer Data") maintained in support of its Claims Reports. The Computer Data shall be delivered to the Company in a format (i) acceptable to the Company and any entity which requires the data from the Company, (ii) readable on the Company's and such entity's computer system, and (iii) which complies with the file layout specifications set forth or the attached Schedule 1 or any subsequent file layout specifications provided to the Administrator by the Company. The Computer Data shall consist of all information contained in the Claims Reports including, with respect to each claim, the claim number, the Policy number, the name of the insured, the effective date and expiration date of the Policy, the type of loss by coverage, the date when the claim was first reported to the Administrator, the accident date, the reserve, any paid loss, any paid loss adjustment expenses, and any salvage, subrogation or contribution recovery. The Administrator shall also prepare completed reports for the ISO including the data and detail required by the ISO, and in the format required by the ISO, and shall (i) submit such reports directly to the ISO with a copy to the Company, or (ii) submit such reports to the Company for transmission to the ISO. In addition, the Administrator shall use its reasonable best efforts, if not prohibited by law, to provide the Company, at the Administrator's expense, with a limited license to use the software system used by the Administrator in its administration arid run-of of claims under this Agreement, including all computer programs and updated source and object codes ("Software"). The Administrator shall deliver the Software, as well as all necessary manuals, to the Company at the same time as it delivers the Computer Data to the Company.

           (c) The Administrator shall own the book of business which is the subject of this Agreement. including without limitation, the Policy renewals and expirations, the policyholder list, the Iist of Agents, all financial information relating to the Policies (including rating, underwriting and loss information), and any and all goodwill and trade secrets relating thereto (the "Book of Business''). The Company acknowledges the Administrator's ownership of the Book of Business and agrees to preserve and protect such assets on behalf of the Administrator. The Company shall further preserve and protect all Data and confidential information pertaining to the Book of Business (the "Confidential Information"). Clarendon will hold and will cause its respective employees and employees of its affiliate companies, to hold in strict confidence the Confidential Information (except to the extent that such information can be shown to have been (i) previously known to Clarendon (or its respective affiliates) prior to its disclosure, (ii) in the public domain through no fault of Clarendon or (iii) later lawfully acquired by Clarendon (or its respective affiliates) from other sources), and will not release or disclose such information to any other person, except in connection with this Agreement to its respective auditors, actuaries, attorneys, financial advisors and other consultants or advisors. Clarendon and its respective representatives may provide such Confidential Information in response to judicial or administrative processes or applicable governmental laws, rules, regulations. orders or ordinances, but only that portion of the Confidential Information which, on the advice of counsel, is legally required to be furnished, and provided that Clarendon notifies the Administrator of its obligation to provide such information and fully cooperates with the Administrator to protect the confidentiality of such Confidential Information under applicable law. The Company further agrees that, in no event, shall it, directly or indirectly, deliver, discuss or make available any Confidential Information to anyone who is known by the Company to be involved directly or indirectly with the operations, performance, strategies or management of any other person or entity that is a competitor of the Administrator.

           (d) The Company acknowledges and agrees that its use of the Computer Data and Software shall be limited to the administration and run-off of claims under this Agreement, and the furnishing of the Computer Data and Software to the Company by the Administrator shall not be construed as conferring upon the Company any right to sell, lease, transferor dispose of all or any portion of the Computer Data or Software (except that same may be used by the Company's designee, if any, for the purpose of administering and running-off the claims). The Company further agrees that (i) it will not copy any part of the Computer Data or Software, except as may be required to administer and run-off the claims, and (ii) promptly upon completion of the administration and run-off of the claims, it will return the Computer Data and Software to the Administrator. The Company's designee shall execute an agreement setting forth the requirements stated in this section 1.3(d).

           (e) Subject to the provisions of Section 5.4 (a), closed files shall be retained and preserved by the Administrator for a period of six (6) years from the date of the last file activity or until her expiration of the applicable statute of imitations period, whichever is later ("Retention Period"). At the end of the Retention Period the Administrator shall make written request of the Company for instructions as to the disposition of each closed file. As authorized by the Company, in writing, the Administrator shall (i) destroy the closed file or (ii) return the closed file to the Company, at the Company's expense. Notwithstanding the forgoing, the Administrator shall retain a tile, and the Retention Period shall be deemed extended. until there is a final, binding determination of the claim by settlement, judgment, or otherwise; and the Administrator shall identify and segregate from all other files any file involving a minor and shall return such file to the Company at the end of the Retention Period

           (f) All claims files and records regarding the administration of claims under this Agreement. including the financial records relating to the Claims Account (as later defined) and the payment of claims and Legal Loss Adjustment Expenses (as later defined), may be audited, examined and copied by the Company's representatives or by any state insurance department or other regulatory authority having jurisdiction, at any times during normal business hours. the Company reserves the right at any time, in its sole discretion, to assume control over a particular claim and to require the Administrator to forward a copy of the claim file to the Company.

           (g) The Administrator shall maintain the confidentiality of all data supplied to or developed by it relating to the claims administered under this Agreement, and shall not disclose such data without the prior written consent of the Company, or as otherwise authorized by the provisions of this Agreement. The Administrator shall not use the name, service mark, logo, or authorized signatures of the Company, or any of its affiliates, in any advertising or promotional material without the prior written consent of the Company.

           (h) Claims files are and shall remain the property of the Company.

      1.4  Claims Account.

           (a) For purposes of paying claims and claims related expenses, the Company shall establish, fund and maintain a separate bank account ("Claims Account') which the Administrator may draw against as provided in this Agreement.

           (b) The Company shall fund the Claims Account with amounts necessary to pay all claims and "Legal Loss Adjustment Expenses", which term, as used in this Agreement, means legal costs and expenses incurred by the Administrator and allocated by it to the investigation, adjustment and settlement or defense of claims for benefits under the Policies, including without imitation, attorneys' fees and disbursements, pre and post judgment interest, court reporter services and transcripts, deposition charges and transcripts, fees for service of process, court costs, appeal bonds, printing costs related to trials and appeals, fees of witnesses amid experts, medical examination and review, laboratory costs, vehicle and property damage appraisals, surveillance, photography, and similar costs reasonably incurred and related to the investigation and defense of claims or the protection and prosecution of subrogation rights of the Company. Legal Loss Adjustment Expenses shall also include additional compensation paid to the Administrator to the extent recoverable under the Reinsurance Agreements, a schedule of which will be provided to Clarendon upon request. Legal Loss Adjustment Expenses shall exclude all Administrators' Expenses (as later defined). The Administrator shall, on a regular basis, provide the Company with information and estimates to enable the Company to maintain the Claims Account at an appropriate level. In no event shall the Claims Account be funded in an amount greater than three (3) months estimated claims payments and Legal Loss Adjustment Expenses.

           (c) Checks drawn on the Claims Account by the Administrator, or its agents or employees, shall be signed and issued only in accordance with procedures agreed upon in advance by the Company and the Administrator. In any ease, checks drawn on the Claims Account must be signed by two (2) authorized officers or employees of the Administrator, whose names and positions shall be promptly reported to the Company. To issue any check or checks aggregating in excess of $50,000 for any one claim, thc Administrator shall first send a fax request to the Company for authority to do so and shall not issue such check or checks until it receives specific authorization therefor by fax from the Company.

           (d) The Administrator shall maintain a daily register of chocks drawn on the Claims Account for each claims payment and Legal Loss Adjustment Expense paid ("Check Register"). The Administrator shall maintain a daily register of each paid and outstanding claim ("Claims Register") which register shall include, for each claim or claimant the claim number, Policy number, loss date, name (of payee, date and check number of the disbursement, and the amount and purpose of the payment. A copy of the Check Register anti Claims Register shall be forwarded to the Company monthly.

           (e) Any monies collected by the Administrator for salvage, subrogation, contribution, or deductible reimbursement, shall be deposited in the Claims Account immediately upon receipt, and a register or other record of such collections and deposits shall be maintained by the Administrator. The register or other record shall contain, among other things, the date and amount of the deposit, the date of receipt of the funds, the claim number and the payer and the purpose of payment and a copy shall be sent to the Company monthly. Such register or record, and the Claims Register, shall he reconciled with the Claims Account or a monthly basis. The costs of collection for salvage, subrogation or contribution shall be limited to necessary payment made to independent third panics and shall not include any of the Administrator's expenses referred to in Section 1.5.

      1.5 Adrninistrator's Expenses. The Administrator shall have sole responsibility for its own expenses ("Administrator's Expenses"), including without limitation, (a) costs of personnel employed by the Administrator (including subcontractors and agents) to perform services under this Agreement. such costs to include salaries, payroll taxes, overtime, employee benefits, fees and temporary help, (b) rent, utilities, telephone, furniture, fixtures, equipment, software, postage, advertising, license fees, occupational taxes, and (c) miscellaneous administrative expenses, compliance work expenses and processing costs, licensing costs and other overhead expenses of the Administrator. Notwithstanding any thing to the contrary, the Administrator's Expenses shall exclude any loss adjustment expenses paid to Clarendon from its reinsurers pursuant to the Reinsurance Agreements

      1.6 Special Investigation Units. The Company has established a fraud detection program known as a Special Investigation Unit ("SIU") and conducts its own SIU investigations in accordance with Company policy and state law governing SIUs. The Administrator shall promptly report to the Company's SIU suspected fraudulent claims in order to insure compliance with state and federal anti-fraud statutes and regulations, to avoid underwriting undesirable risks, to facilitate arid maintain working relationships with law enforcement agencies, the National Insurance Crime Bureau and the appropriate divisions within the applicable insurance department, and to enable the Company to maintain a database of information related to insurance fraud.

      1.7  lndependent Contractor.

           (a) The Administrator is an independent contractor of the Company, and nothing contained in this Agreement shall be deemed to create the relationship of employer and employee, partners, or joint venturers between the Company and the Administrator.

           (b) The Administrator shall not act as an Insurer, nor shall it be ultimately responsible for payment or satisfaction of claims against any Policyholder nor for Legal Loss Adjustment Expenses.

           (c) line Administrator shall not give, or be required to give, any legal opinion, or provide any legal representation, to any Policyholder or to the Company, and any legal opinions or representation shall be provided only by duly licensed outside counsel employed for the purpose by the Administrator.

           (d) For purposes of interpreting the provisions of this Agreement, the Administrator shall be deemed to be the Company's agent, and it shall perform all of its obligations under this Agreement to the full extent required of an agent under the law.

      1.8 Subcontracting. The Administrator may not enter into a subcontract or subcontracts with another person, entity or entities ("Subcontractors", or individually "Subcontractor") pursuant to which such Subcontractor or Subcontractors shall perform any of the services or produce any of the reports to be performed or produced pursuant to this Agreement, unless the identity of any such Subcontractor and the form and content of any subcontract therewith is approved in advance in writing by the Company. No such subcontract shall relieve the Administrator of responsibility for the fulfillment of any of its obligations hereunder.


                                  ARTICLE 2

                        COMPENSATION OF ADMINISTRATOR

      2.1 Compensation. For all services to be rendered by the Administrator during the term of this Agreement, the Company shall pay the Administrator a fee equal to eight percent (8%) of earned premium. Payment of fees shall be made in monthly installments. Earned premium shall be determined using statutory accounting practices, as permitted and prescribed by applicable insurance regulatory bodies.

      2.2 Unearned Fees. The Administrator shall have a continuing obligation to refund to the Company, within thirty (30) days of demand, any fees paid to the Administrator which have not yet been earned ("unearned Fees"). Fees paid to the Administrator shall be deemed earned fees with the exception of fees paid to the Administrator for third party liability claims administered under the Policies which fees will be deemed unearned until such fees are deemed earned fees pursuant to section 2.3 herein.

      2.3 Determination of Earned Fees. For third party liability claims administered under the Policies sixty-five percent (65%) of the fees for such claims will be deemed earned in the month following the month in which the premium for these coverages is earned, twenty-five percent (25%) of the fees for such claims will be deemed earned one (1) year thereafter, and the remaining ten percent (10%) of the fees for such claims will be deemed earned two (2) years thereafter. Until earned, these fees shall he deemed to be and included as part of Unearned Fees. The Administrator shall have a continuing obligation to refund to the Company, within thirty (30) days of demand, fees for third party liability claims paid, but not yet earned pursuant to this section 2.3, as well as all Unearned Fees pursuant to section 2.2.

      2.4 Loss Adjustment Expenses. Unless otherwise specifically provided in this Agreement, the Administrator shall be solely responsible for issuing payments for all loss adjustment expenses incurred by or payable to independent third parties in the administration of claims under this Agreement.


                                  ARTICLE 3

                              DUTIES OF COMPANY

      3.1 Cooperation. The Company shall cooperate with the Administrator to the extent reasonably necessary to enable the Administrator to adequately perform claims services under this Agreement, including without limitation, responding promptly to the Administrator's requests for relevant information, meeting as needed with the Administrator or persons designated by the Administrator. making decisions on claim matters as required by this Agreement, and remitting funds to the Claims Account as required.

      3.2 Loss Coverage. The Company shall provide timely and complete loss coverage In accordance with the terms of the Policies. When the Company makes a determination as to coverage under any Policy, any liability, loss, cost or expense relating to such coverage shall be borne solely by the Company and the Company agrees to hold the Administrator harmless with respect to same. When the Administrator denies coverage and such denial is not based on the Claims Standards or the Company's explicit written and Iawful instructions, the Administrator shall be liable for any liability, loss, cost or expense relating to such coverage and agrees to hold the Company harmless with respect to same.

      3.3 Administrators Taxes. The Company shall have no responsibility for any income taxes (or interest or penalties thereon) imposed upon the Administrator.

      3.4 Administrator's Name. The Company may not use the name, logo or service mark of the Administrator or any of its affiliates in any advertising or promotional material without the prior written consent of the Administrator.


                                  ARTICLE 4

                                 INDEMNITIES

      4.1 Administrator's Indemnity. The Administrator agrees to indemnify the Company, its subsidiaries, successors and assigns, and the shareholders, directors, officers, agents and employees of any of them (collectively "Company Indemnitees"), against and in respect of any and all claims, demands, actions, proceedings, liability, losses, damages (except consequential damages), judgments, costs and expenses, including without limitation, attorneys' fees, disbursements and court costs, and any loss in excess of Policy limits, as well as extra-contractual obligations, including but not limited to punitive. exemplary or compensatory damages, suffered made or instituted against or incurred by the Company Indemnitees, or any of them, and which arise, directly or indirectly, out of or result from; (i) bad faith or gross negligence of the Administrator, or its employees or representatives in discharging its obligations to the Company or to the Policyholders, and/or (ii) any failure by the Administrator, or its employees, representatives, independent adjusters or approved subcontractors to perform its obligations under or relating to this Agreement; provided however that the actions of the Administrator described in subsections (i) or (ii) were not taken pursuant to the written instructions of the Company.

      4.2 Company's Indemnity. The Company agrees to indemnity the Administrator, its subsidiaries, successors and assigns, and the shareholders, directors, officers and employees of any of them (collectively "Administrator Indemnitees"), against and in respect of any and all claims, demands, actions, proceedings, liability, losses, damages (except consequential damages), judgments, costs and expenses, including without limitation, attorneys' fees, disbursements and court costs, and any loss in excess of Policy limits, as well as extra-contractual obligations, including but not limited to punitive, exemplary, or compensatory damages, suffered, made or instituted against or incurred by the Administrator Indemnitees, or any of them, and which arise, directly or indirectly, out of or result from;
 (1) bad faith or gross negligence of the Company, or its employees or representatives in discharging its obligations to the Administrator or to the Policyholders, and/or (ii) any failure by the Company, or its employees or representatives, to perform its obligations under or relating to this Agreement.

      4.3 Survival of Indemnities. The indemnities set forth in this Article shall survive any termination of this Agreement.

      4.4 Insurance. Throughout the term of this Agreement, the Administrator shall maintain errors and omissions Insurance with a policy limit of at least $1,000,000 and a deductible no greater than $500,000, under a current paid up policy issued by an insurer reasonably acceptable to the Company. A copy of the policy shall be furnished to the Company on demand. As a condition precedent to the Company's entering into this Agreement, The Millers Insurance Company shall execute and deliver to the Company a guarantee of payment of the errors and omissions deductible shortfall ("E&O Shortfall") for the initial limit of $450,000 excess $50,000. The E&O Shortfall shall thereafter be determined annually and shall equal the actual deductible under the errors and omissions policy minus $50,000, excess $50,000. The guarantee shall be in the form attached as
 Schedule 3


                                  ARTICLE 5

                             TERM AND TERMINATION

      5. Term. The term of this Agreement shall commence as of the date of this Agreement and shall continue until all claims arising under the Policies have been closed, unless sooner terminated as provided in this Article.

      5.2 Voluntary Termination. This Agreement may be terminated at any time by either party, without cause, by giving the other party not less than one hundred eighty (180) days prior notice of such termination.

      5.3  Termination for Cause. This Agreement shall terminate:

           (a) at the election of the Company, upon notice to the Administrator, if the Administrator becomes insolvent, if it makes an assignment for the benefit of its creditors, if a petition for relief under the Bankruptcy Code is filed by or against it, or if a trustee, receiver or other custodian of its assets is appointed;

           (b) at the election of the Company, upon thirty (30) days notice to the Administrator, in the event of a Change of Control (as defined in Section 7.3), unless (i) the Administrator has provided the notice referred to in Section 7.3 and (ii) the Company agrees in writing to such Change of Control;

           (c) at the election of the Company, upon notice to the Administrator, if any public authority cancels, declines to renew, or suspends, any license or certificate of authority of the Administrator which is necessary to the legal performance of its obligations under this Agreement;

           (d) at the election of the Company, upon notice to the Administrator, in the event of any material change in the Company's obligations under the Policies, or in its business prospects, caused by (i) a change in law or insurance regulations or (ii) any suspension, prohibition or cease and desist order or decree issued by any public authority having jurisdiction;

           (e) at the election of the Company, upon notice to the Administrator, in the event of the cancellation of, or an adverse change in the terms, conditions or coverage of the Company's reinsurance agreements with respect to the Policies;

           (f) upon the filing by or against the Company of a petition for relief under the Bankruptcy Code, or the issuance of an order of liquidation or rehabilitation or similar action against the Company by any public authority having jurisdiction;

           (g) at the election of the Company, upon notice to the Administrator, if the Administrator commits any of the following acts or omissions: fraud, gross negligence, or willful misconduct (which includes but is not limited to willful violation of the Company's lawful instructions or willful violation of any applicable law, rule or regulation governing or relating to the Administrator's performance of services tinder this Agreement or the General Agency Agreement);

           (h) at the election of the Company, upon ten (10) days notice, if the Administrator breaches any provision of this Agreement or of the General Agency Agreement and fails to cure such breach within thirty (30) days after notice of the breach is given to the Administrator by the Company. For purposes of this Subsection, routine differences in accounting methods of the Administrator and the Company which involve minor amounts of money and do not involve recoveries collected and knowingly withheld by the Administrator, shall not constitute a failure to account and remit funds to the Company provided all items not in dispute are paid in accordance with the procedures set forth in this Agreement;

           (i) at the election of the Company. upon thirty (30) clays notice to the Administrator, if the Genera] Agents' affiliates, The Millers Insurance Company and Millers Casualty Insurance Company, or either of them, breach a material covenant of that certain Stop Loss Reinsurance Agreement between them and the Company dated as of May 1, 2001; or

           (m) at the election of the Company, upon notice to the Administrator, if any of the following entities becomes insolvent, makes an assignment for the benefit of its creditors, files or has filed by or against it a petition for relief under the Bankruptcy Code, or has a trustee, receiver or other custodian of its assets appointed: Millers American Group, Inc., Trilogy Holdings, Inc., The Millers Insurance Company, Phoenix Indemnity Insurance Company, Millers (General Agency, Inc. or Millers Casualty Insurance Company.

      5.4 Procedures Upon Termination. Upon termination of this Agreement the Company shall have either of the following options:

           (a) To assume control of such claim files (whether open or closed) as the Company may elect, in which case the Administrator shall promptly transfer such claim files to a location specified by the Company. The Administrator shall cooperate fully with the Company to effect a prompt and orderly transfer of the claim files to the Company or its representatives for the purpose, among others, of preventing an increase in the Company's liability for claims and loss adjustment expenses.

           (b) To require the Administrator to continue to administer to a conclusion all open claims. The Claims Account, in such case, shall continue to he maintained by the Company.

      5.5  Adjustment of Pre-Payment Upon Termination; Indemnity.

           (a) Upon termination of this Agreement the Company shall pay the Administrator for services rendered on a pro rata basis. The Administrator shall return to the Company any Unearned Fees within thirty (30) days after demand. The final determination of payments owed in accordance with this Subsection shall be made by auditors or accountants selected by the Company.

           (b) If this Agreement terminates for any reason other than a voluntary termination by the Company under Section 5.2, and if the Company takes back open claim files from the Administrator or assigns the administration of such files to a third party, the Administrator agrees to indemnify the Company Indemnities against and in respect of all costs and expenses related to the administration of claims -

      5.6 Suspension of Administrator's Authority. The Company may suspend the Administrator authority to administer and adjust claims during the pendency of any dispute regarding termination of Agreement.

      5.7 No Consequential Damages. Neither the Administrator nor any of its employees or representatives shall have or assert any claim against the Company, its subsidiaries, successors or assigns, or the shareholders, directors, officers, agents or employees of any of them, for loss of business, loss of profits, or damage to goodwill or reputation, as a result of the termination of this Agreement in accordance with this Article.


                                  ARTICLE 6

                                   NOTICES

      Any notice or other communication hereunder shall be in writing and shall be deemed fully made or given (a) when hand delivered, (b) on the business day after it is delivered to a recognized overnight courier service for overnight delivery to a party at the address of such party stated below (or to such other address as such party may have fixed by notice), or (c) three (3) business days after it is mailed to a party, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at its address stated below (or to such changed address as such party may have fixed by notice):

           To the Administrator:

                Millers General Agency, Inc.
                c/o Millers American Group
                777 Main Street, Suite 1000
                Fort Worth, TX 76102
                Attn:  Joy J. Keller


           To the Company::

                Clarendon National Insurance Company
                1177 Avenue of the Americas
                New York, New York 10036
                Attn:  President


                                  ARTICLE 7

                                MISCELLANEOUS

     7.1 Assignment   . The Administrator shall not assign or otherwise
 transfer this Agreement or any rights hereunder without the prior written consent of the Company.

     7.2 Trust Funds.

           (a) In any action or proceeding brought by the Company to recover funds due the Company or the Policyholders under this Agreement (collectively "trust funds"), the Administrator shall be obligated to account on its own records for such trust funds and to pay the Company all sums for which it cannot account. The Company shall be entitled to bring any action or proceeding available at law or equity to recover trust funds and to assert claims therein, including without limitation, claims for an accounting, for breach of contract and for conversion. In any such action or proceeding it shall be conclusively presumed that the Administrator is a fiduciary of the Company with respect to trust funds and is liable to the Company for trust funds which have not been timely paid to the Company or to the Claims Account as required by this Agreement; and the Administrator waives (i) any right it may have to assert any non-compulsory counterclaim, non-compulsory cross-claim, or set-off in the action or proceeding, and (ii) the right to trial by jury and any claim that the forum or situs is inconvenient. The Administrator shall retain the right to bring any separate proceeding it deems appropriate to recover any claims it may have as a creditor of the Company, or otherwise, but the pendency of such proceeding shall not delay, binder or defeat the Company's right to promptly recover any trust funds then due or to levy upon any judgment therefor.

           (b) As a condition precedent to the Company's entering into this Agreement, the ultimate parent company of the Administrator shall execute and deliver to the Company a guarantee of payment of the trust funds. The guarantee shall be in the form attached as Schedule 2.

      7.3 Change of Control. The Administrator shall notify the Company in writing at least thirty (30) days prior to any of the following occurrences, each of which shall be deemed a "change of control":

           (a) A sale, transfer, or the issuance to a new shareholder or member, of ten (10%) percent or more of the voting stock or membership interests of the Administrator other than to an affiliate of the Administrator; or

           (b) A sale or transfer of a substantial portion of the material assets of the Administrator, or any merger or consolidation of the Administrator with another entity or entities; or

           (c)  A change in any director or principal officer of the
 Administrator: or

           (d) An assignment or transfer of this Agreement or any rights hereunder by the Administrator.

      7.4 Governing Law; Consent to Jurisdiction. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York applicable to contracts to be performed in the State of New York. The parties agree that any action or proceeding, however characterized, relating to this Agreement may he maintained in the courts of the State of New York sitting in the Borough of Manhattan, City of New York or the federal court for the Southern District of New York, and the parties hereby irrevocably submit to the non-exclusive jurisdiction of any such court for the purposes of any such action or proceeding and irrevocably agree to be bound by any judgment rendered by any such court with respect to any such action or proceeding. The parties hereby waive any objection they may now or hereafter have to the venue of any such action or proceeding in any such court and any claim, that such action or proceeding has been brought in an inconvenient forum.

      7.5 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH CF THE PARTIES HERETO HEREBY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREIN. The scope of this wavier is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement.

      7.6 No Third Party Benefits. This Agreement is for the sole and exclusive benefit of the parties and their successors and permitted assigns, and no third party is intended to or shall have any rights hereunder.

      7.7 No Waiver. The failure of either party to insist upon strict compliance with any provision of this Agreement, or to exercise any right or remedy under this Agreement, shall not constitute a waiver by such party of the provision or prevent such party from exercising such right or remedy in the future.

      7.8 Entire Agreement. This Agreement and the Schedules attached, sets forth the entire understanding of the parties with regard to its subject matter, and supersedes and merges all prior discussions, agreements, promises, representations, warranties and arrangements between them with regard to such subject matter. Neither party shall be bound by any agreement, representation or warranty regarding such subject matter other than as expressly set forth in this Agreement or in a subsequent writing signed by the party to be bound thereby. This Agreement may not be modified or supplemented, nor may any provision be waived, except by a writing signed by the party to be bound thereby.

      7.9 Severability. If any provision of this Agreement is held to be invalid or unenforceable, such impediment shall attach only to such provision and shall not render invalid or unenforceable any other provision of this Agreement.

      7.10 Headings. The headings used in this Agreement or in any Schedules are inserted for convenience only and shall not affect the meaning or interpretation of the Agreement.

      7.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

      7.12 Schedules. The Schedules referred to in this Agreement are an integral part of and shall be deemed incorporated in, the Agreement.

      7.13 Further Assurances. The parties shall execute and deliver such other documents or instruments and take such other action as may be reasonably required to more effectively implement the provisions and intent of this Agreement.

      7.14 Benefit of Parties. This Agreement shall bind and benefit the successors and permitted assigns of the parties.

      7.15 Survival. All of the terms, covenants, agreements obligations, conditions, representations and warranties set forth in this Agreement and in any document or other writing delivered pursuant hereto, shall survive the termination of this Agreement and shall continue in full force and effect so long as any liability or obligation under this Agreement is outstanding or unpaid.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

 Attest:                  MILLERS GENERAL AGENCY, INC
                          By:   /s/
                          Title:


 Attest:                  CLARENDON NATIONAL INSURANCE COMPANY

                          By:   /s/
                          Title

                                  SCHEDULE 1

 Claim Master Fields Listing

 Claimant Master Fields Listing

 Payment Master Fields Listing

 Start Month Reserves Fields Listing

 End Month Reserves Fields Listing

 Outstanding Checks Fields Listing




                                   SCHEDULE 2

 GUARANTEE OF PAYMENT OF TRUST FUNDS




                                  SCHEDULE 3

 GUARANTEE OF PAYMENT OF THE E&O SHORTFALL